[Stationery of Keating, Muething & Klekmap, P.L.L.]

MARK A. WEISS
DIRECT DIAL: 579-6599
FACSIMILE: 579-6956
E-MAIL: MWEISS@KMKLAW.COM

August 16, 2001

Provident Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202

Gentlemen:

        We and are familiar with your Articles of Incorporation, Code of Regulations and corporate proceedings and have served as your counsel in connection with the registration of 500,000 shares of Common Stock to be issued by Provident Financial Group, Inc. in connection with its Dividend Reinvestment Plan. On this basis, we have made an examination as to:

  The organization of Provident;

  The legal sufficiency of all corporate proceedings of Provident in connection with the authorization of the Plan and the authorization and issuance of all presently outstanding and issued Common Stock of Provident; and

  The legal sufficiency of all corporate proceedings taken in connection with the authorization of the issuance of 500,000 shares of Common Stock to be included in a Registration Statement on Form S-3 relating to the shares of Common Stock to be issued under the Plan to be filed with the Securities and Exchange Commission.

         Based upon such examination, we are of the opinion that:

  Provident is a duly organized and validly existing corporation under the laws of the State of Ohio;

  Provident has taken all necessary and required corporate actions in connection with the issuance of 500,000 shares of Common Stock under the Plan, when issued under the terms of the Plan, and the aforesaid 500,000 shares of Common Stock will be validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation free of any preemptive rights.

        We hereby consent to the reference to our firm in the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L. By: /s/Mark A. Weiss Mark A. Weiss